Exhibit 4(p)
STATE AUTO FINANCIAL CORPORATION 1991 EMPLOYEE STOCK PURCHASE
AND
DIVIDEND REINVESTMENT PLAN
Amended and Restated
(Effective as of May 10, 2019)

Section I - Purpose
This 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”) of State Auto Financial Corporation, an Ohio corporation (the “Company”), is established for the benefit of the Eligible Employees of the Company and its parent and subsidiary corporations. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section II - Agent
Fidelity Stock Plan Services, LLC is hereby appointed to act as agent of the Company and of the participants under this Plan (the “Agent”).

Section III - Eligible Employees
(a)All employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, are eligible to participate in the Plan (“Eligible Employees”). Notwithstanding the foregoing, an individual who is employed by an entity acquired by the Company or its parent or a subsidiary corporation, shall be deemed to be an Eligible Employee, in anticipation of and conditioned on, becoming an employee of the Company or its parent or a subsidiary corporation, and therefore, an Eligible Employee as of the commencement date of an applicable Subscription Period. Such designation as an Eligible Employee shall be solely for the purpose of the individual’s eligibility to enroll in the Plan during an applicable Enrollment Period prior to the applicable Subscription Period. In the event an individual is not an employee of the Company or its parent or a subsidiary corporation as of the commencement of a Subscription Period, the individual shall not be an Eligible Employee or become a Participant in the Plan.
(b)A person who is otherwise an Eligible Employee shall not be permitted to purchase stock under the Plan to the extent (i) it would cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) which possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent or any subsidiary, or (ii) it would cause such person to have rights to purchase shares under the Plan and under all other stock purchase plans of the Company, its parent and its subsidiaries which accrue at a rate which exceeds $25,000 of fair market value of such shares for each calendar year in which such right is outstanding. For this purpose, a right to purchase stock accrues when it first becomes exercisable during the calendar year. The number of shares of stock under one right may not be carried over to any other right.

Section IV - Enrollment and Subscription Periods
In order to participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment will take place during the “Enrollment Periods” which shall be from the first through fourteenth day of May and of November of each year commencing with November 1991. Notwithstanding the foregoing, effective June 1, 2008, the Enrollment Periods shall be from the first through fourteenth day of June and December, with the first such revised Enrollment Period to be held on the first through the fourteenth day of December, 2008. In addition, an initial Enrollment Period shall take place commencing with the date of adoption of this Plan through the effective date of the original registration of stock under this Plan with the Securities and Exchange Commission. Any person who is an Eligible Employee and who desires to subscribe for the purchase of stock must file with the Company an authorization for payroll deduction and subscription agreement during an Enrollment Period. Such authorization shall be effective for the immediately following subscription period. There shall be two subscription periods (each a “Subscription Period”) each and every 12 months during the term of this Plan, one period commencing on the first of June and ending on the following November 30, and a second period commencing on the first day of December and ending on the following May 31. Notwithstanding the foregoing, effective June 1, 2008, one Subscription Period shall commence on the first of January and end on the following June 30, and one Subscription Period shall commence on the first of July and end on the following December 31, with such revised Subscription Periods to begin as of January 1, 2009. Further, the period of December

1 through December 31, 2008 shall not be part of any Subscription Period. In addition, an initial stub Subscription Period shall commence upon the first day following completion of the initial Enrollment Period and shall end on the following May 31 or November 30, whichever is earlier. The offering of stock under this Plan shall occur only during a Subscription Period and shall be made only to Eligible Employees who are participants as of the first day of such Subscription Period. Once enrolled, the Company will inform the Agent of such fact and an Eligible Employee will be a “Participant” under the Plan and shall continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new authorization for payroll deduction and subscription agreement with the Company during the Enrollment Period immediately preceding such Subscription Period.

Section V - Term of Plan
This Plan shall be in effect from May 16, 1991 until such time as it is terminated by order of the Board of Directors of the Company. This Plan shall be submitted to the stockholders of the Company for approval as soon as practical but in any event not later than 12 months after the date of adoption by the Board of Directors.

Section VI - Number of Shares to be offered
The total number of shares to be available under Section IX of the Plan is 3,950,000 common shares, without par value, of the Company (“Stock”) which may be authorized but unissued shares or issued shares reacquired by the Company and held as treasury shares. When this amount of stock is subscribed the Plan may be terminated in accordance with Section XVII of the Plan.

Section VII - Subscription Price
The “Subscription Price” for each share of Stock shall be the lesser of (a) 85% of the fair market value of such share on the last trading day before the first day of each Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is granted), or (b) 85% of the fair market value of such share on the last trading day before the last day of such Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is exercised). The fair market value of a share shall be (i) the last reported sale price on the NASDAQ National Market System on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or (ii) the last reported sale price on any stock exchange on which the Stock is listed on the day in question, or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days, or, if neither (i) nor (ii) is applicable, (iii) the mean between the highest and lowest bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on the day in question or on the most recent previous business day.

Section VIII - Amount of Contribution and Method of Payment
Except as otherwise provided herein, the Subscription Price will be payable by the Participant by means of payroll deduction. The minimum deduction shall be one percent of the Participant’s Base Pay and the maximum shall be six percent of Base Pay. The percentage of Base Pay to be deducted shall be specified by the Participant in his or her authorization for payroll deduction delivered to the Company. “Base Pay” means the regular compensation which a Participant is entitled to receive on a pay day. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the committee administering the Plan pursuant to Section XVIII. Payroll deductions will commence with the first paycheck issued during the Subscription Period and will continue with each paycheck throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). A pay period which overlaps Subscription Periods will be credited in its entirety to the Subscription Period in which it is paid. Payroll deductions shall be retained by the Participant’s employer until applied to the purchase of shares as described in Section IX or until returned to the employee upon withdrawal from the Plan or upon revocation of authorization for payroll deduction as described in Section XIII, and until any such event shall have occurred shall represent non-interest bearing indebtedness of the Participant’s employer to the Participant.

Section IX - Purchase of Shares
The Agent shall maintain a “Plan Account” in the name of each Participant. At the close of each pay period, the amount deducted and retained by the Participant’s employer from the Participant’s Base Pay will, for bookkeeping purposes, be credited by the Agent to the Participant’s Plan Account. As of the last day of each Subscription Period, unless a Participant has given written notice to the Company of his or her withdrawal or revocation of authorization for payroll deduction pursuant to Section XIII, the Participant’s right to purchase stock will be exercised automatically for him or her and the amount then in the Participant’s

Plan Account will be divided by the Subscription Price for such Subscription Period and the Participant’s Plan Account will be credited by the Agent with the number of shares of stock which results. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated by the Agent among the Participants in proportion to their Plan Account balances. Participants shall not receive any interest on amounts held in Plan Accounts under this Plan.

In the event that the number of shares which would be credited to any Participant’s Plan Account in any Subscription Period exceeds the limit specified in Section III(b), the Participant’s account will be credited with the maximum number of shares permissible, and the remaining amounts will be refunded in cash.

As soon as practical following each purchase of stock under this Plan, the Agent shall report to each Participant the number of shares purchased on his or her behalf, and the total shares held on behalf of the Participant in his or her Plan Account. The Agent shall hold in its name or in the name of its nominee all shares purchased. No certificate will be issued to a Participant for shares in his or her plan account unless he or she so requests in writing or unless participation in the Plan is terminated. A Participant may request that a certificate for all or part of the full shares credited to his or her Plan Account be sent to him or her after the shares have been purchased. All such requests must be in writing to the Agent. No certificate for a fractional share will be issued; the fair value of fractional shares, as determined pursuant to Section VII, on the date of withdrawal of all shares credited to the Participant’s Plan Account shall be paid in cash to a Participant. There will be a $2.00 charge payable to the Company for each withdrawal of shares from the Plan.

Section X - Dividends and Other Distributions
Each Participant shall make an election to: (i) have any dividends received on shares held in the Participant’s account automatically reinvested in the Participant’s account; or (ii) receive such dividend amount in a quarterly cash distribution, payable to the Participant. Upon the Participant’s election, cash dividends and other cash distributions received by the Agent, or the Plan’s third party administrator (“TPA”), as applicable, on shares held in its custody hereunder will be credited pro rata to the accounts of the Participants in accordance with their elections and interests in the shares with respect to which the dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent or TPA to the purchase in the market place at prevailing market prices of the number of shares of the Company’s common stock which can be purchased with such funds, after deduction of any bank service fees, brokerage charges and transfer taxes payable in connection with the purchase of such shares. All purchases of shares pursuant to this section will be made in the name of the Agent or TPA or its nominee, shall be held as provided in Section IX and shall be credited pro rata (to the nearest one one-thousandth of a share) to the accounts of the Participants to which the dividend or other distribution was credited. Dividends paid in shares of the Company’s common stock which are received by the Agent or TPA with respect to shares held in its custody hereunder will be allocated to the Participants (to the nearest one one-thousandth of a share) in accordance with their elections and interests in the shares with respect to which the dividends are paid. Property, other than shares of the Company’s common stock or cash, received by the Agent or TPA as a distribution on shares held in its custody hereunder, shall be sold by the Agent or TPA for the accounts of the Participants, and the Agent or TPA shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent or TPA on shares held in its custody hereunder. It is understood that the election to reinvest dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Agent or TPA shall report to each Participant the amount of dividends credited to his or her account, if any.

Section XI - Voting of Shares
Shares held for a Participant in his or her Plan Account will be voted in accordance with the Participant’s express written direction. In the absence of any such direction, such shares will not be voted.

Section XII - Sale of Shares
Subject to the provisions of Section XIX, a Participant may at any time and without withdrawing from the Plan, by giving written notice to the Agent, direct the Agent to sell all or part of the shares held on behalf of such Participant. Upon receipt of such a notice on which the Participant’s signature is guaranteed by a national bank or trust company, the Agent shall, as soon as practical after receipt of such notice, sell such shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges and transfer taxes) to the Participant.

Notwithstanding the foregoing, effective for Subscription Periods beginning on or after January 1, 2010, and subject to the provisions of Section XIX, an active employee Participant may at any time and without withdrawing from the Plan, by giving written notice to the Agent, direct the Agent to sell all or part of the shares held on behalf of such Participant subject to the requirement that such shares be held in the Participant’s Plan Account for a period of at least one year from the date of purchase or 18 months from the last trading day preceding the Subscription Period (the “Grant Date”).

Section XIII - Withdrawal from the Plan
A Participant may at any time, by giving written notice to the Company, withdraw from the Plan or, without withdrawing from the Plan, by giving written notice to the Company, revoke his or her authorization for payroll deduction for the Subscription Period in which the revocation is made and withdraw the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock. At the time of withdrawal or revocation, the amount credited to the Participant’s Plan Account which has not previously been used to purchase shares of stock will be refunded in cash. If a Participant withdraws from the Plan prior to the end of a Subscription Period, or if a Participant revokes his or her authorization for payroll deduction during a Subscription Period, the Participant must pay the Company an administrative service charge equal to the greater of $35 or 10% of the amount of cash withdrawn. Upon a withdrawal from the Plan, a Participant, in his or her notice of withdrawal, may elect to receive either common stock or cash for the full number of shares of common stock in his or her account. If he or she elects cash, the Agent shall sell such shares and send the net proceeds (less any bank service fees, brokerage charges and transfer taxes) to the Participant, provided the Participant’s signature on the election has been guaranteed by a national bank or trust company. If no election is made in the notice of withdrawal, a certificate shall be issued for all full shares of common stock held in the Participant’s account. In every case of withdrawal from the Plan, fractional shares allocated to the Participant’s Plan Account will be paid in cash at the market value of the Company’s common stock on the date the withdrawal becomes effective, as determined pursuant to Section VII.

Notwithstanding the foregoing, effective January 1, 2010, and subject to the provisions of Section XIX, an active employee Participant may at any time withdraw from the Plan by giving written notice to the Agent. Such notice shall indicate the Participant’s election to receive either common stock or cash for the full number of shares of common stock in the Participant’s Plan Account, subject to the requirement that such shares be held in the Participant’s Plan Account for a period of at least one year from the date of purchase or 18 months from the Grant Date.

Section XIV - Separation from Employment
Separation from employment for any reason including death, disability, termination or retirement shall be treated as an automatic withdrawal as set forth in Section XIII. A service fee is not charged for separation from employment withdrawal.

Section XV - Assignment
No Participant may assign or otherwise transfer his or her rights to purchase stock under this Plan to any other person and any attempted assignment or transfer shall be void. The right to purchase stock under this Plan may be exercisable for a Participant only by that Participant.

Section XVI - Adjustment of and Changes in the Stock
In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

Section XVII - Amendment or Discontinuance of the Plan
The Board of Directors of the Company shall have the right to amend, modify or terminate this Plan at any time without notice provided that no Participant’s existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the voting power of the shares of stock of the Company, no such amendment shall materially increase the benefits accruing to Participants under the Plan, increase in any respect the number of shares which may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan or change the designation of corporations whose employees are eligible to participate in the Plan, other than another parent or subsidiary of the Company.

Section XVIII - Administration
This Plan shall be administered by a committee to be appointed by the Company’s president consisting of at least two employees of the Company or of its parent or subsidiaries. The committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The committee’s responsibilities shall include, but shall not be limited to, providing prompt notice to the Agent of the enrollment of Eligible Employees, of the amounts to be credited to Participants’ Plan Accounts, and of Participants’ written notice of withdrawal or revocation of authorization for payroll deduction. The committee may from time to time adopt rules and regulations for carrying out the Plan. Interpretation or construction of any provision of the Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board of Directors. Any interpretation or construction of any provision of the Plan by the Board of Directors or a committee thereof shall be final and conclusive.

The Committee may include in any process or procedure for administering the Plan, the use of alternative media, including, but not limited to, telephonic, facsimile, computer or other such electronic means as available. Use of such alternative media shall be deemed to satisfy any Plan provision requiring a “written” document or an instrument to be signed “in writing” to the extent permissible under the Code and applicable regulations.

Section XIX - Securities Law Restrictions
Notwithstanding any provision of this Plan to the contrary:
(a)No payroll deductions shall take place and no shares of stock may be purchased under this Plan until a registration statement registering the stock covered by this Plan under the Securities Act of 1933, as amended (the “Act”), has become effective. Prior to the effectiveness of such registration statement, stock under this Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.
(b)No payroll deduction shall take place and no shares of stock may be purchased under this Plan with respect to Eligible Employees resident in any state unless the shares under this Plan are exempt from registration under the securities laws of such state, or the purchase is an exempt transaction under the securities laws of such state or are registered by description, qualification, coordination or otherwise under the securities laws of such state.

(c)	The following restrictions or provisions shall apply to Participants who are officers (as defined in
§240.16a-1 of the Code of Federal Regulations (“CFR”)) or directors of the Company:
(i)Any certificates evidencing ownership of stock purchased for such Participants under the Plan may be legended to disclose the restrictions set forth in this section.

Section XX - Employee’s Rights
Nothing in this Plan shall be construed to be a contract of employment for any definite or specific duration or to prevent the Company, its parent or any subsidiary from terminating any employee’s employment. No employee shall have any rights as a shareholder until the right to purchase shares has been exercised as of the last trading day of a Subscription Period.

Section XXI - Agent Powers and Duties
(a)Acceptance. The Agent accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.
(b)Receipt of Shares and Dividends. The Agent shall be accountable to the Participants for shares of the Company held in the Participant’s Plan Accounts and for dividends received with respect thereto.
(c)Records and Statements. The records of the Agent pertaining to the Plan shall be open to the inspection of the Company at all reasonable times and may be audited from time to time by any person or persons as the Company may specify in writing. The Agent shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary.
(d)Fees and Expenses. The Agent shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Agent.
(e)Resignation. The Agent may resign at any time as Agent of the Plan by giving sixty (60) days written notice in advance to the Company.
(f)Removal. The Company, by giving sixty (60) days written notice in advance to the Agent, may remove the Agent. In the event of the resignation or removal of the Agent, the Company shall appoint a successor Agent if it intends to continue the Plan.
(g)Interim Duties and Successor Agent. Each successor Agent shall succeed to the title of the Agent vested in its predecessor by accepting in writing its appointment as successor Agent and filing the acceptance with the former Agent and the Company without the signing or filing of any further statement. The resigning or removed Agent, upon receipt of acceptance in writing of the agency by the successor Agent, shall execute all documents and do all acts necessary to vest the title in any successor Agent. Each successor Agent shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Agent shall be personally liable for any act or failure to act of any predecessor Agent.

With the approval of the Company, a successor Agent, with respect to the Plan, may accept the account rendered and the property delivered to it by a predecessor Agent without incurring any liability or responsibility for so doing.
(h)Limitation of Liability to Participants. The Agent shall not be liable hereunder for any act or failure to act, including without limitation, any claim of liability (i) arising out of a failure to terminate a Participant’s Plan Account upon such Participant’s death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency, and (ii) with respect to the prices at which shares are purchased or sold for a Participant’s Plan Account or the timing of such purchases or sales.

Section XXII - Applicable Law
The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio.